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                                                                    EXHIBIT 10.9

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 20th day of July, 2005, by and between PIKE ELECTRIC CORPORATION, a Delaware corporation (hereinafter "Employer"), and JOSEPH ERIC PIKE, an individual domiciled in the State of North Carolina (hereinafter "Executive").

                                     GENERAL

            Executive is currently employed by Employer pursuant to an Employment Agreement dated as of April 16, 2002 (the "Predecessor Agreement"). In connection with Employer's initial public offering of its common stock (the "IPO"), Employer and Executive have agreed to amend and restate the Predecessor Agreement, as set forth herein, as of the closing of the IPO (the date of such closing, the "Effective Date"). This Agreement shall become effective on the Effective Date and shall have no force or effect prior to the Effective Date. In the event that the Effective Date does not occur prior to September 30, 2005, this Agreement shall be null and void ab initio and the Predecessor Agreement shall remain in full force and effect.

                                   ARTICLE I
                                   EMPLOYMENT

      1.1. Position. Employer hereby hires Executive as President and Chief Executive Officer of Employer. Executive shall perform the duties of his position as determined by the Board of Directors of Employer (hereinafter, the "Board") in accordance with the policies, practices and bylaws of Employer. Executive shall report directly to the Board.

      1.2. Time and Effort. Executive shall serve Employer faithfully, loyally, honestly and to the best of his ability. Executive shall devote all his business time and best efforts to the performance of his duties on behalf of Employer. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Board, engage in any outside employment or in any activity competitive with or adverse to Employer's business, practice or affairs. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs, as long as they do not conflict or interfere with Executive's responsibilities to Employer, provided that Executive shall not serve on other boards of directors without the prior consent of the Board. Participation to a reasonable extent in civic, social or community activities is encouraged.

      1.3. Term. The term ("Term") of this Agreement shall commence on and as of the Effective Date and, unless earlier terminated pursuant to Article IV, shall continue for a period of three years (hereinafter, the "Initial Term"). Thereafter, the term of this Agreement shall be automatically extended for additional one-year periods (each, hereinafter, an "Additional Term"), subject to either party's right to terminate this
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                                                                               2

Agreement by giving the other party written notice of its intention to do so at least sixty (60) days prior to the expiration of the Initial Term or the Additional Term, as the case may be.

                                   ARTICLE II
                                  COMPENSATION

      2.1. Base Salary. Employer agrees to pay Executive, and Executive agrees to accept, as compensation for the services and obligations set forth herein, base salary (herein "Base Salary") in cash equal to the sum of Seven Hundred Fifty Thousand and no/100 dollars ($750,000.00) per year, which sum shall be paid to Executive by Employer, less any taxes required to be withheld under federal, state and local law, in accordance with Employer's standard payroll practices for executive personnel, as same may change from time to time. The amount of Base Salary shall be subject to adjustment as provided in Section 2.2 below.

      2.2. Adjustments to Base Salary. Upward adjustments to Executive's Base Salary shall be determined by the compensation committee of the Board (the "Committee") in its sole discretion. For so long as Executive is employed by Employer there shall be no reductions in Executive's Base Salary.

      2.3. Annual Bonuses. Subject to Section 10.1 below, in addition to the
Base Salary described above, Executive shall receive an annual bonus as soon as practicable after the last business day of each fiscal year of Employer during the term of Executive's employment hereunder, beginning with Employer's fiscal year ending June 30, 2006. Each such annual bonus shall consist of (a) a number of shares of Employer's common stock ("Common Stock") equal to the applicable Share Number (as defined below), which shall not be subject to transfer restrictions or forfeiture, and (b) a number of fully vested and exercisable non-qualified options to purchase a number of shares of Common Stock equal to the applicable Option Number (as defined below) at a purchase price per share equal to the applicable Grant Date Price, except that such options shall not be payable if Employer has failed to satisfy the budget targets established for such fiscal year. All such shares and options shall have the other terms and be subject to the other conditions set forth in the equity compensation plan of Employer under which such shares and options are granted. For purposes of this Agreement, (i) "Share Number" shall mean the quotient of $250,000 divided by the applicable Grant Date Price, (ii) "Option Number" shall mean the quotient of $250,000 divided by one half of the applicable Grant Date Price and (iii) "Grant Date Price" shall mean the fair market value per share of Common Stock on the date the Common Stock or options, as applicable, are granted to Executive, as determined in accordance with the equity compensation plan of Employer under which such grant is made. Employer shall have no obligation to pay any amount to Executive under this Section 2.3 with respect to any fiscal year if Executive's employment terminates on or prior to the last day of such fiscal year; provided that if such termination is by Employer without Cause (as defined in Section 4.1 below), as soon as practicable following such termination, Employer shall transfer to Executive a number of shares of Common Stock equal to the applicable Share Number, which shall not be subject to transfer restrictions or forfeiture.
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                                                                               3

      2.4. Additional Compensation. Executive shall further be eligible to participate in the existing management incentive plans of Employer to the extent such plans continue in effect (as determined in the discretion of the Committee), and to receive such additional compensation as may be provided by such plans from time to time or as otherwise approved by the Committee.

                                  ARTICLE III
                               EXECUTIVE BENEFITS

      3.1. Employer Policy. Executive shall be entitled to all executive benefits currently offered or adopted by Employer during Executive's employment with Employer.

      3.2. Business Expenses. Employer will reimburse Executive for all reasonably incurred business expenses, subject to the travel and expense policy established by Employer from time to time, incurred by Executive in the performance of Executive's duties pursuant to this Agreement, provided that Executive furnishes to Employer adequate records and other documentary evidence required to substantiate such expenditures.

      3.3. Personal Use of Employer Aircraft. Employer will provide Executive with personal use of any of Employer's aircraft for up to 50 flight hours per year, provided such use does not interfere with the normal business use of the aircraft. Executive agrees to schedule his personal use of the aircraft in advance, upon reasonable notice to Employer.

      3.4. Excise Tax Gross-Up. (a) In the event it shall be determined that any payments or distributions by Employer to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3.4) ("Payments") are subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal
Revenue Code of 1986, as amended (the "Code"), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any income taxes and Excise Tax imposed on the Gross-Up Payment (and any interest and penalties imposed with respect thereto)), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon all such Payments; provided, however, that, if no Excise Tax would be imposed on such Payments were the aggregate amount of all such Payments reduced by an amount not to exceed 5% of such aggregate amount, then Executive shall forfeit and Employer shall not be obligated to pay the amount of such Payments (which shall not exceed 5% of such aggregate amount) necessary to avoid imposition of the Excise Tax on such Payments (a "Payment Reduction"), and Executive shall be entitled to designate the particular Payments (and the amounts thereof) to be so reduced.
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                                                                               4

      (b) Subject to the provisions of Section 3.4(c), all determinations required to be made under this Section 3.4, including whether and when such a Gross-Up Payment or Payment Reduction is required, the amount of such Gross-Up Payment or Payment Reduction and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP (or its successor) (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and to Executive within thirty (30) business days of the receipt of notice from Executive that there has been a Payment subject to Excise Tax, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control of Employer that gives rise to the Excise Tax, Employer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which shall then be deemed to be the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment as determined pursuant to this Section
3.4 shall be paid by Employer to Executive within ten (10) business days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"). In the event that Employer exhausts its remedies pursuant to Section 3.4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by Employer to Executive.

      (c) Executive shall notify Employer in writing of any claim by the
Internal Revenue Service or other taxing authority that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than five (5) days after Executive or his representative is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim or take any other action with respect thereto prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall
(a) give Employer any information reasonably requested by Employer relating to such claim, (b) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (c) cooperate with Employer in good faith in order effectively to contest such claim and (d) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an
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                                                                               5

after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by Executive of a Gross-Up Payment or an amount advanced by Employer pursuant to Section 3.4(c), Executive becomes entitled to receive any refund with respect to such Gross-Up Payment or claim, Executive shall (subject to Employer's complying with the requirements of Section 3.4(c), if applicable) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 3.4(c), a determination is made that Executive is not entitled to any refund with respect to such claim and Employer does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

      (e) Employer shall be entitled to withhold and pay over to the Internal Revenue Service or other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

                                   ARTICLE IV
                                   TERMINATION

      4.1. For Cause. Employer may terminate Executive's employment hereunder for "cause". For purposes of this Agreement, the term "cause" shall mean (a) Executive is convicted of a felony involving moral turpitude, or (b) Executive, in carrying out his duties, is guilty of (i) gross neglect or (ii) willful misconduct resulting, in either case, in
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                                                                               6

harm to Employer unless such act, or failure to act, was believed by Executive in good faith to be in the best interests of Employer.

      4.2. Termination by Executive. Executive may terminate this Agreement and his employment for "Good Reason" by giving written notice to Employer within sixty (60) days, or such longer period as may be mutually agreed to in writing by Executive and Employer, of Executive's receipt of notice of the occurrence of any event constituting "Good Reason," as described below:

      Executive shall have "Good Reason" to terminate this Agreement and his employment upon occurrence of any of the following events: (a) Executive is assigned any duties or responsibilities that are inconsistent, in any material respect, with the scope of duties and responsibilities associated with his position and office as described in Section 1.1 above; (b) Executive suffers a reduction in, or a material interference with, the authorities, duties or responsibilities associated with his position and office as described in Section
1.1 above; (c) the duties of the position described in Section 1.1 change materially from those at the date of execution of this Agreement; or (d) Executive is required to relocate to an employment location that is more than 50 miles from his employment location on the Effective Date; provided, however, that in the case of clauses (a) through (c) above, the event or circumstance which is alleged to constitute Good Reason does not, directly or indirectly, result from or relate to the consummation of the IPO. If Executive terminates this Agreement and his employment under this Agreement for "Good Reason", Executive shall be entitled to receive Severance Benefits pursuant to Article V.

      4.3. Other Termination. This Agreement shall terminate, at the election of Employer, upon the death, disability or legal incapacity of Executive.

                                   ARTICLE V
                               SEVERANCE BENEFITS

      5.1. Triggering Events. If this Agreement is terminated by Employer without Cause, or if Executive elects to terminate this Agreement for "Good Reason" pursuant to Section 4.2 above (each, hereinafter, a "Termination Event"), Executive shall receive the "Severance Benefits" provided by this
Article V and all stock options and restricted stock awards then held by Executive, pursuant to the Stock Option Plan A and the Stock Option Plan B or otherwise, shall automatically become vested and exercisable, subject to the other terms and conditions of the equity compensation plan of Employer under which they were granted.

      5.2. Severance Benefits. Subject to Section 10.1 below, the Severance Benefits shall begin immediately following the date Executive incurs a Termination Event and will continue to be payable for 24 consecutive months after the Termination Event, in accordance with Employer's normal payroll practices. Executive's "Severance Benefits" shall consist of the continuation of Executive's Base Salary determined in accordance with Sections 2.1 and 2.2 above, and the continuation of any health, life, disability or other benefits that Executive was receiving as of his last day of active employment with Employer.
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                                                                               7

      5.3. Termination of Severance Benefits. Severance Benefits shall immediately cease if Executive commits a violation of any of the terms of this Agreement relating to confidentiality, non-disclosure, non-solicitation and non-competition.

                                   ARTICLE VI
                            CONFIDENTIAL INFORMATION

      6.1. Confidential Information. Executive hereby acknowledges that in order to perform his duties as an executive of Employer, he has received, and will in the future be given access to, certain confidential, secret and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, cost information, executive information and trade secrets (hereinafter, collectively, "Confidential Information") developed and owned by Employer concerning the business, products and/or services of Employer.

      6.2. Non-Disclosure. Except as otherwise specifically provided herein, Executive will not, directly or indirectly, disclose or utilize, or cause or permit to be disclosed or utilized, to any person or to any entity whatsoever any Confidential Information acquired pursuant to his employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement) under this Agreement or otherwise.

      6.3. Permitted Disclosure. Executive may utilize the Confidential Information only to the extent reasonably necessary and required in the discharge of his duties as an executive of Employer.

      6.4. Return of Information. Executive will immediately, upon the request of Employer, return to Employer all originals, copies or other embodiments of any Confidential Information received under this Agreement or otherwise. Executive will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.

      6.5. Non-Competition and Non-Solicitation. Executive understands and agrees that Employer shall be entitled to protect and preserve the going concern value of the business of Employer and its affiliates to the extent permitted by law and that Employer would not have entered into this Agreement absent the provisions of this Section 6.5, and Executive therefore agrees to the following:

      (a) Non-Solicitation. For 24 months after termination of his employment, Executive shall not (and shall not attempt to) (i) solicit, recruit or hire any current or former employee of Employer or its affiliates or otherwise interfere with or damage the relationship between Employer and its affiliates and any such employee, (ii) solicit, interfere with or damage any relationship between Employer or its affiliates and its customers or suppliers (or any person that Employer has approached or has made significant plans to approach as a prospective customer or supplier) or any governmental authority or any agent or representative thereof or (iii) assist any person in any way to do, or attempt to do, any of the foregoing.
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                                                                               8

      (b) Non-Competition. For five years after termination of his employment, Executive shall not (and shall not attempt to) (i) engage in any activity or business (whether as a stockholder, partner, member investor, lender, director, officer, employee, agent, consultant, contractor or otherwise), or establish any new business, within North America that is in competition, in whole or in material part, with Employer or its affiliates, including selling goods or services of the type sold by Employer or its affiliates during the Term (the foregoing activities and businesses, hereinafter, "Competitive Activities") or
(ii) assist any person in any way to do, or attempt to do, any Competitive Activities. This Section 6.5(b) shall be deemed not breached as a result of the ownership by Executive of: (A) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities,
(B) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities or (C) a person that engages, directly or indirectly, in Competitive Activities if such Competitive Activities account for less than 10% of such person's consolidated annual revenues.

      (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Section. Employer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

                                  ARTICLE VII
                              PROPRIETARY INTEREST

      All books, records and other documents relating to the business and customer accounts of Employer, whether prepared by Executive or otherwise coming into his possession, shall be and remain the exclusive property of Employer and Executive shall not, during the Term or thereafter, directly or indirectly, assert any interest or property rights therein. Upon termination of this Agreement, all books, records and other documents shall immediately be returned to Employer.

                                  ARTICLE VIII
                                   DISABILITY

      If, based upon independent medical advice by a competent medical authority mutually and reasonably agreed upon by the parties hereto, the Board determines that due to physical or mental illness Executive is unable to perform his customary duties hereunder for a period in excess of (a) one hundred twenty
(120) consecutive business days, and if, within five (5) days of written notice of the expiration of such one hundred twenty (120) day period, Executive shall not have returned to the performance of his duties on a full-time basis, or (b) one hundred thirty (130) business days in any consecutive twelve (12) month period, then Employer may terminate Executive's employment hereunder. During such one hundred twenty (120) day and one hundred thirty (130) day periods, as the case may be, Executive shall continue to receive one
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hundred percent (100%) of his Base Salary as specified in Article II, and all benefits as specified in Article III.

                                   ARTICLE IX
                                     NOTICE

      All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram or mailed first class, postage prepaid or by registered or certified mail as follows:

      If to Employer:          Pike Electric Corporation
                               100 Pike Way
                               Mt. Airy, NC 27030

      If to Executive:         J. Eric Pike
                               304 Johns Bluff Road
                               Lewisville, NC 27023

The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

                                   ARTICLE X
                                  MISCELLANEOUS

      10.1. Code Section 409A. In light of the uncertainty surrounding the proper application of Section 409A of the Code, Executive and Employer agree to cooperate to make necessary amendments to this Agreement (including, without limitation to the timing of any Severance Benefits payable pursuant to Article
V) to avoid imposition of penalties and additional taxes under Code Section 409A. It is intended that the provisions of this Agreement comply with Code
Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with Code Section 409A. In particular, if necessary to avoid imposition of penalties and additional taxes under Code
Section 409A, (a) the timing of Severance Benefits shall be subject to a six-month deferral in a manner consistent with Section 409A(a)(2)(B)(i) and (b) any annual bonuses payable to Executive shall be paid not later than the expiration of two and one-half months from the last business day of the fiscal year of Employer with respect to which the bonus is payable.

      10.2. Delegation of Duties. Executive may not assign or delegate the services and obligations he is required to perform under this Agreement. The parties agree that any attempt by Executive to delegate his duties hereunder shall be null and void.

      10.3. Amendment. This Agreement may be modified or amended only by and to the extent of the written agreement of Employer and Executive.

      10.4. Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Employer.
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                                                                              10

      10.5. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreement between them relating to the subject matter contained herein.

      10.6. Survival. The terms of Article VI, Article VII, Article X and
Article XI shall survive the expiration or termination of this Agreement for any reason.

      10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      10.8. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      10.9. Indemnity. Executive shall be indemnified in his position to the fullest extent permitted or required by the laws of the State of Delaware.

      10.10. Certain Definitions. For purposes of this Agreement:

      (a) The term "person" means any individual, partnership, company, corporation or other entity of any kind.

      (b) The term "affiliate", with respect to any person, means any other person that, directly or indirectly, controls, is controlled by or is under common control with such person.

                                   ARTICLE XI
                               DISPUTE RESOLUTION

      11.1. Mediation. Any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect on the date of the first notice of demand for mediation, before an independent mediator selected by the parties pursuant to Section 11.4. Notwithstanding the foregoing, both Executive and Employer may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Article XI. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Employer, or at the last known residence address of Executive, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Forsyth County, North Carolina, within thirty (30) days of the date of selection or appointment of the mediator.

      11.2. Arbitration. In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 11.4. The mediator shall not serve as arbitrator. The
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arbitration hearing shall occur at a time and place convenient to the parties in
Forsyth County, North Carolina, within thirty (30) days of the date of selection or appointment of the arbitrator. The arbitration shall be governed by the rules of the AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within fifteen (15) days of the date of the hearing unless the parties otherwise agree.

      11.3. Damages. In cases of breach of contract or policy, damages shall be limited to contract damages. The arbitrator may award fees to the prevailing party and assess costs of the arbitration to the non-prevailing party.

      11.4. Selection of Mediators or Arbitrators. The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within ten (10) days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five (5) mediators or arbitrators obtained by Employer from AAA. Executive shall have the first strike.
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      IN WITNESS WHEREOF, the parties have executed this Agreement, in one or more counterparts which, taken together, shall constitute one agreement.

                                          EMPLOYER:

                                          PIKE ELECTRIC CORPORATION,
                                          a Delaware corporation


                                          By:   /s/ Mark Castaneda
                                             ---------------------------
                                          Name: Mark Castaneda
                                               -------------------------



                                          EXECUTIVE:


                                                /s/ J. Eric Pike

                                          ------------------------------
                                          Joseph Eric Pike